Exhibit 99.1

IXYS Announces Record Revenues In Second Fiscal Quarter Ended September 30, 2010

Highlights:

  Record quarterly revenues of $89.9 million: About a 6% increase over the June 30, 2010 quarter and about a 67% increase over the September 30, 2009 quarter
  Gross margins of 35.4%
  Net income of $6.9 million, or $0.22 per diluted share
  $160 million backlog
  $66.3 million in cash, an increase of $8.0 million over the June 30, 2010 quarter

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--October 26, 2010--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today announced results for its second fiscal quarter ended September 30, 2010. Net revenue in the quarter ended September 30, 2010 was $89.9 million, an increase of $36.2 million, or 67.3%, as compared to net revenue of $53.7 million for the same period in the prior fiscal year. Compared to the quarter ended June 30, 2010, September quarter revenue increased by $5.0 million, or about 6%. This period marks the fifth consecutive quarter of revenue growth.

For the six months ended September 30, 2010, IXYS reported net revenues of $174.8 million, an increase of 70.3% as compared with net revenues of $102.6 million for the same period in the prior fiscal year.

“Our record revenues and substantial backlog reflect IXYS’ fundamental strength as a growing semiconductor enterprise. We reap the benefits of a strong, diversified power and IC product portfolio, with advanced performance capabilities that meet the needs of the growing power markets. IXYS has been participating in the renewable wind and solar energy sectors for more than a decade, as well as in the growing industrial medical and telecommunications markets. With the Zilog microcontrollers complementing our product portfolio, we plan to introduce new innovative power management products and controllers and expand our power semiconductor and HVIC reach in the marketplace,” commented Dr. Nathan Zommer, Chairman and CEO of IXYS.

Net income for the quarter ended September 30, 2010 was $6.9 million, or $0.22 per diluted share, as compared to a net loss of $1.2 million, or $0.04 loss per share for the same quarter in the prior fiscal year. Net income for the six months ended September 30, 2010 was $13.4 million, or $0.42 per diluted share, as compared to net loss of $5.1 million, or $0.17 loss per share, for the same period in the prior fiscal year.

Gross profit was $31.8 million, or 35.4% of net revenues, for the quarter ended September 30, 2010, as compared to gross profit of $12.6 million, or 23.5% of net revenues, for the same quarter in the prior fiscal year. “Our gross margin percentage points increased by approximately 50% year over year, marking six consecutive quarters of gross margin percentage growth,” commented Dr. Zommer.

Gross profit for the six months ended September 30, 2010 was $61.3 million, or 35.1% of net revenues, as compared to a gross profit of $23.0 million, or 22.4% of net revenues, for the same period in the prior fiscal year.

Backlog was $160.0 million at September 30, 2010, as compared to $78.7 million at September 30, 2009. Bookings were $85.1 million for the quarter ended September 30, 2010, as compared to $55.3 million for the comparable quarter of the prior year, an increase of about 54%.

The company launched several new products during the quarter targeting telecommunications, power conversion, industrial control, and medical applications, as listed below:

  Linear RF power amplifiers for 4.4 to 5.1GHz frequency
  RF power switching module
  Power MOSFET with silicon carbide diode
  Ultrafast and dual channel Power MOSFET and IGBT driver ICs
  PolarP2™ Power MOSFET

Cash and cash equivalents totaled $66.3 million at September 30, 2010, an increase of $8.0 million as compared to June 2010.

During the quarter ended September 30, 2010, the Company purchased 294,300 shares of its common stock under its existing share repurchase program for about $2.6 million.

“In the past six months, strong product demand has translated to record revenues with higher margins. Based on our fundamental strengths -- from our growing market presence and newly developed technologies to demand for our products in emerging applications -- we believe our business is healthy. However, market volatility and uncertainty about any macroeconomic recovery leave us cautiously optimistic,” stated Uzi Sasson, President and CFO of IXYS. “Our $160 million backlog at the end of September 2010, the second highest for any quarter ended in our history, indicates that we have a strong base for future business. Mindful of the seasonal weakness of the December quarter, we expect our revenues for the December 2010 quarter to be flat as compared to the September 2010 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to the backlog, a growing semiconductor enterprise, growing power markets, our plans regarding products, growing market presence, product demand, market volatility, uncertainty and our revenues for the December 2010 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports IXYS filed with the Securities and Exchange Commission including its Form 10-Q for the quarter ended June 30, 2010. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$66,267	$61,337
Accounts receivable, net	51,029	47,158
Other receivables	1,743	1,196
Inventories, net	77,649	65,583
Prepaid expenses and other current assets	4,408	4,023
Deferred income taxes	10,421	10,467
Total current assets	211,517	189,764
Plant and equipment, net	45,561	47,588
Other assets	27,687	30,863
Deferred income taxes	17,204	17,081

Total assets	$301,969	$285,296

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,041	$2,845
Current portion of notes payable to bank	8,408	8,434
Accounts payable	16,489	17,762
Accrued expenses and other current liabilities	31,195	24,998
Total current liabilities	58,133	54,039
Capitalized lease and other long term obligations, net of current portion	30,934	32,300
Pension liabilities	16,168	15,822
Total liabilities	105,235	102,161

Common stock	369	368
Additional paid-in capital	136,140	137,580
Retained earnings	56,714	43,307
Accumulated other comprehensive income	3,511	1,880
Stockholders' equity	196,734	183,135

Total liabilities and stockholders' equity	$301,969	$285,296

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net revenues	$89,910	$53,746	$174,785	$102,631
Cost of goods sold	58,102	41,138	113,484	79,679
Gross profit	31,808	12,608	61,301	22,952

Operating expenses:
Research, development and engineering	6,597	4,489	13,609	9,058
Selling, general and administrative	10,454	8,018	20,876	16,366
Amortization of intangibles	1,923		3,846
Restructuring charges	4	1,010	51	1,010
Total operating expenses	18,978	13,517	38,382	26,434
Operating income (loss)	12,830	(909)	22,919	(3,482)
Other income (expense), net	(2,278)	(1,220)	155	(2,961)

Income (loss) before income tax provision	10,552	(2,129)	23,074	(6,443)
Provision for (benefit from) income tax	3,671	(899)	9,667	(1,345)
Net income (loss)	$6,881	$(1,230)	$13,407	$(5,098)

Net income (loss) per share - basic	$0.22	$(0.04)	$0.43	$(0.17)

Weighted average shares used in per share calculation - basic	31,149	30,901	31,269	30,796

Net income (loss) per share - diluted	$0.22	$(0.04)	$0.42	$(0.17)

Weighted average shares used in per share calculation - diluted	31,623	30,901	31,755	30,796

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO